UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2014

HANGOVER JOE'S HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9457 S. University #349
Highlands Ranch, Colorado 80126
 (Address of principal executive offices)

303-872-5939
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

KBM Worldwide, Inc.

On September 2, 2014, Hangover Joe's Holding Corporation (the "Company") entered into a Securities Purchase Agreement with KBM Worldwide, Inc. ("KBM"), for the sale of an 8% convertible note in the principal amount of $32,500 (the "KBM Note").  The financing closed on September 8, 2014.

The KBM Note bears interest at the rate of 8% per annum.  All interest and principal must be repaid on June 4, 2015.  The KBM Note is convertible into common stock, at KBM's option, at a 45% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion.  In the event the Company prepays the KBM Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 115% if prepaid during the period commencing on the closing date through 30 days thereafter, (ii) 120% if prepaid 31 days following the closing through 60 days following the closing and (iii) 125% if prepaid 61 days following the closing through 90 days following the closing and (iv) 130% if prepaid 91 days following the closing through 120 days following the closing and (v) 135% if prepaid 121 days following the closing through 150 days following the closing and (vi) 140% if prepaid 151 days following the closing through 180 days following the closing.  After the expiration of 180 days following the date of the KBM Note, the Company has no right of prepayment.

KBM has agreed to restrict its ability to convert the KBM Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.  The total net proceeds the Company received from this Offering was $32,500, less attorneys fees.
Tangiers Investment Group, LLC
On September 3, 2014, the Company entered into a Note Purchase Agreement with Tangiers Investment Group, LLC ("Tangiers"), for the sale of an 10% convertible promissory note in the principal amount of $40,000 (the "Note").  $2,000 (the "Fee") of the financing amount was retained by Tangiers through an original issue discount for due diligence and legal bills related to the transaction.  The financing closed on September 14, 2014.
The Note bears interest at the rate of 10% per annum.  All interest and principal must be repaid on September 3, 2015.  The Note is convertible into common stock, at Tangiers's option and will be equal to 60% of the lowest 15 daily VWAPs (Volume Weighted Average Price) of the Company's common stock prior to the date on which Tangiers elects to convert all or part of the Note.  If the Company is placed on "chilled" status with the Depository Trust Company, the discount will be increased by 10% until such chill is remedied.  The Note may not be prepaid in whole or in part by the Company.
Tangiers has agreed to restrict its ability to convert the Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock of the Company.  The total net proceeds the Company received from this Offering was $40,000, less the Fee.
As of the date hereof, the Company is obligated on the above notes in connection with the offerings. The notes are debt obligations arising other than in the ordinary course of business, which constitute direct financial obligations of the Company.
The  Company  claims an  exemption  from the  registration  requirements  of the Securities  Act of 1933,  as amended  (the "Act") for the private  placement  of these  securities  pursuant  to  Section  4(2) of the Act  and/or  Regulation  D promulgated  there under since,  among other  things,  the above  transactions  did not involve public  offerings.  The above investors are accredited  investors, had access to information about the Company  and their  investments,   took the  securities  for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 7.01	Regulation FD Disclosure

On September 23, 2014, the Company released information relating to the company's operations.  The Company stated that it is encouraged about its future in the energy drink industry despite the current volatility of its publicly traded stock.
The information contained in Item 7.01 of this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
4.1	Securities Purchase Agreement by and among the Company and the KBM Worldwide, Inc., dated September 2, 2014
4.2	Convertible Promissory Note issued to KBM Worldwide, Inc. dated September 2, 2014
4.3	Note Purchase Agreement by and among the Company and the Tangiers Investment Group, LLC, dated September 3, 2014
4.4	Convertible Debenture issued to Tangiers Investment Group, LLC dated September 3, 2014
99.1	Release dated September 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGOVER JOE'S HOLDING CORPORATION

Date: September 29, 2014	By:	/s/ Matthew Veal
Matthew Veal Interim CEO and Chief Financial Officer